AMENDMENT TO PURCHASE AGREEMENT DATED JANUARY 31, 2000

      AMENDMENT, dated March 16, 2001, (the "Amendment") among Milestone Scientific Inc., a Delaware corporation with its principal offices at 220 South Orange Avenue, Livingston, New Jersey 07039 (the "Company"), and the holders of the Company's 10% Senior Secured Promissory Notes (the "Notes") (individually, the "Noteholder" and collectively, the "Noteholders").

                                    RECITALS

      WHEREAS, pursuant to a Purchase Agreement, dated January 31, 2000, among the Company and the Noteholders (the "Agreement"), each Noteholder purchased from the Company its 10% Senior Secured Promissory Notes principal and interest on which, as of March 16, 2001 there is a balance in the amounts set forth opposite each Noteholder's name on Schedule A;

      WHEREAS, pursuant to paragraph 12.11 of the Agreement, the payment of interest, time of payment of interest, the interest rate payable, payment of principal and time of payment of principal on the Notes may be changed by the written consent of holders then holding at least 80% of the outstanding principal amount of the Notes;

      WHEREAS, the Company and the undersigned Noteholders desire to amend the Agreement and exchange their Notes for the Company's 20% Senior Secured Promissory Notes (the "New Notes") having several terms and conditions different from those of the Notes; and

      WHEREAS, the Company and the undersigned Noteholders desire to amend the Warrants for the Purchase of Shares of Common Stock of Milestone Scientific Inc., dated January 31, 2000 (the "Warrants"), previously issued to such Noteholders.

      NOW, THEREFORE, in consideration of the premises set forth above, the mutual releases set forth below and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

      1. The Company shall issue to each Noteholder a New Note having the following terms:

      a.    The issuance date shall be March 16, 2001 (the "Issuance Date");

      b.    The maturity date shall be March 31, 2002 (the "Maturity Date");

      c. The face value shall be equal to the outstanding principal and past due interest on the Noteholder's Note, plus interest on that amount, calculated at rate of 20% per annum from the Issuance Date to the Maturity Date (the "Face Value");

      d.    The Face Value shall be payable on the Maturity Date;

      e. At the option of the Company, the Face Value shall be payable either in cash or in shares of the Company's Common Stock. Par value $.001 per share (the "Common Stock"), valued at the average closing price per share of the Common Stockfor the five trading days ending the day prior to the Maturity Date of the New Notes, provided that such shares of Common Stock have been registered pursuant to the Registration Rights Agreement among the Company and Noteholders, dated January 31, 2000 (the "Registration Rights Agreement").

      f. Each holder of a New Note shall receive 108% of the face value of the New Note if there is a change of control of the Company, as defined on Schedule B, prior to the Maturity Date;

      g. The New Notes shall be secured by raw material, work in process and finished goods inventories and certain proceeds thereof of the Company, all pursuant to the Security Agreement dated January 31, 2000 among the Company and the Noteholders (the "Security Agreement", which is hereby amended to substitute the New Note for the Note in all references;

      h. The payment of the entire Face Value of the New Notes, shall be senior in right of payment to all other indebtedness of the Company whether incurred prior or subsequent to the date of thereof other than (i) any purchase money obligations incurred by the Company in connection with the purchase of property in the ordinary course of business, and (ii) all payment obligations of the Company pursuant to any capitalized lease entered into by the Company, and (iii) all payables incurred by the Company in the ordinary course of its business; and

      i. Except as otherwise provided herein, the provisions of the Note relating to the rights of the Noteholders and the obligations of the Company shall be incorporated into the New Notes, which shall appear substantially in the form annexed hereto as Exhibit A.

            2. Each Noteholder shall return his Notes to the Company in exchange for the New Notes in the amount set forth opposite his name on Schedule A.

            3. The Company's obligations and the rights of the Noteholders under the Notes shall terminate upon the execution of this Amendment by the holders of 80% of the outstanding principal amount of the Notes, except for the right of the Noteholders to exchange his Note for the New Note, as provided herein.

            4. The Warrant issued to each of the undersigned Noteholders who execute and return this Amendment to the Company before April 6, 2001, is hereby amended to provide for an exercise price of $1.75 if the Warrant is exercised at any time from the date hereof until 5:00 p.m. on January 31, 2005. The Warrants held by the other Noteholders shall continue unchanged.

      5. The Registration Rights Agreement is hereby amended to include in the definition of "Registrable Securities" as used therein any shares of Common Stock that may be issued as payment of the Face Value of the New Notes.

      6. Except as otherwise provided herein, the Agreement, the Security Agreement, the Warrants, and the Registration Rights Agreement shall continue unchanged and in full force and effect.

      IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.


                                 MILESTONE SCIENTIFIC INC.

                                 By:           /s/ Leonard Osser
                                    --------------------------------------------
                                          Leonard Osser, Chairman and
                                          Chief Executive Officer

                                              /s/ K. Tucker Andersen
                                    --------------------------------------------
                                          K. TUCKER ANDERSEN


                                 CUMBERLAND PARTNERS
                                 by Cumberland Associates LLC, as its investment advisor

                                 By:          /s/ Bruce G. Wilcox
                                    --------------------------------------------


                                 LONGVIEW PARTNERS
                                 by Cumberland Associates LLC, as its investment advisor

                                By:          /s/ Bruce G. Wilcox
                                    --------------------------------------------

                                 LONGVIEW PARTNERS B, L.P.
                                 by Cumberland Associates LLC, as its investment advisor

                                 By:       /s/ Bruce G. Wilcox
                                    --------------------------------------------


                                 LONGVIEW PARTNERS C, L.P.
                                 by Cumberland Associates LLC, as its investment advisor

                                 By:       /s/ Bruce G. Wilcox
                                    --------------------------------------------


                                 MORSE, ZELNICK, ROSE & LANDER

                                 By:       /s/ Stephen A. Zelnick
                                    --------------------------------------------
                                               Stephen A. Zelnick

                                           /s/ Leonard Osser
                                    --------------------------------------------
                                               LEONARD OSSER

                                 STRATEGIC RESTRUCTURING
                                  PARTNERSHIP LP

                                 By:       /s/ Richard Haydon
                                    --------------------------------------------
                                               Richard Haydon

                                           /s/ Mitchell G. Kuhn
                                    --------------------------------------------
                                                MITCHELL KUHN

                                           /s/ Edward Schwarz
                                    --------------------------------------------
                                               Edward Schwarz

                                           /s/ Sarah Jane Jelin
                                    --------------------------------------------
                                               Sarah Jane Jelin


                                           /s/ Jay Nelson
                                    --------------------------------------------
                                               Jay Nelson


                                           /s/ Keith Michael Jereb
                                    --------------------------------------------
                                               Keith Michael Jereb

                                 TRICOR SYSTEMS INCORPORATED


                                 By:       /s/ John Jack Jereb
                                    --------------------------------------------
                                               Jack Jereb


                                           /s/ Daniel Burack
                                    --------------------------------------------
                                               DANIEL BURACK


                                           /s/ David Birkenruth
                                    --------------------------------------------
                                               DAVID BIRKENRUTH

                                   SCHEDULE A

                                        A                      B                  C                   D                   E
                                                        Outstanding unpaid   Principal          20% interest on
                                  Unpaid principal      interest on Note     plus interest      Note principal       Face value of
Noteholder                        on Note               as of 3/16/01        on Note (A+B)      and interest         New Note
----------------------------------------------------------------------------------------------------------------------------------
K. TUCKER ANDERSEN                $ 97,481.09           $ 10,208.74          $107,689.83        $ 22,734.52          $130,424.35

CUMBERLAND PARTNERS
by Cumberland Associates LLC,
as its investment advisor           97,484.69             10,235.60           107,720.30          22,740.95           130,461.25

LONGVIEW PARTNERS
by Cumberland Associates LLC,
as its investment advisor           10,831.63              1,137.29            11,968.92           2,526.77            14,495.69

LONGVIEW PARTNERS B, L.P.
by Cumberland Associates LLC,
as its investment advisor           14,017.41              1,471.79            15,489.19           3,269.94            18,759.13

LONGVIEW PARTNERS C, L.P.
by Cumberland Associates LLC,
as its investment advisor            5,097.24                535.19             5,632.43           1,189.07             6,821.50

MORSE, ZELNICK, ROSE
  & LANDER LLP                      82,384.05              9,704.22            92,088.27          19,440.86           111,529.13

LEONARD OSSER                      250,000.00             32,375.95           282,375.95          59,612.70           341,988.65

STRATEGIC RESTRUCTURING
  PARTNERSHIP LP                    16,027.55              1,681.48            17,709.03           3,738.57            21,447.60

MITCHELL G. KUHN                    31,331.43              3,297.02            34,628.45           7,310.45            41,938.90

                                         A                  B                   C                 D                 E
                                                      Outstanding unpaid    Principal       20% interest on
                                  Unpaid principal    interest on Note      plus interest   Note principal     Face value of
Noteholder                        on Note             as of 3/16/01         on Note (A+B)   and interest       New Note
----------------------------------------------------------------------------------------------------------------------------
Edward Schwarz and
  Sarah Jane Jelin               $ 33.831.40          $ 3,524.79            $37,356.19      $ 7,886.31         $45,242.49

Jay Nelson                         27,117.75            2,824.63             29,942.38        6,321.17          36,263.54

Keith Michael Jereb                 6,779.44              706.16              7,485.59        1,580.29           9,065.89

TRICOR SYSTEMS
  INCORPORATED                     16,948.59            1,765.39             18,713.98        3,950.73          22,664.71

DANIEL BURACK                      33,831.40            3,524.79             37,359.19        7,886.31          45,242.49

David Birkenruth                   33,831.40           3,3524.79             37,356.19        7,886.31          45,242.49

                                   SCHEDULE B

A "Change in Control of the Company" shall be deemed to occur if:

      1. there shall be consummated:

            (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have not less than 50% of the ownership of common stock of the surviving corporation immediately after the merger, or

            (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or

      2. the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or

      3. any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who, at the time of the execution of this Agreement, does not own 5% or more of the Company's outstanding Common Stock, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company, or

      4. during any period of two consecutive years commencing on the date hereof, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                                    EXHIBIT A

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNTIL (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (II) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

THIS NOTE IS SUBJECT TO THE TERMS OF A PURCHASE AGREEMENT, DATED AS OF JANUARY 31, 2000, AS AMENDED BY AN AGREEMENT DATED AS OF MARCH 16, 2001, COPIES OF WHICH ARE ON FILE AT THE EXECUTIVE OFFICES OF MILESTONE SCIENTIFIC INC.

                            MILESTONE SCIENTIFIC INC.
                         SENIOR SECURED PROMISSORY NOTE

$________                                                         March 16, 2001
                                                          Livingston, New Jersey

      FOR VALUE RECEIVED, MILESTONE SCIENTIFIC INC., a Delaware corporation (the "Company" or "Maker") with its principal executive office at 220 South Orange Avenue, Livingston, New Jersey 07039, promises to pay to:

                               [name and address]

(the "Payee" or the "holder of this Note"), or registered assigns, the face amount (which includes interest to maturity at the rate of 20% per year) of

                                 [dollar amount]

in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, or such other form as shall be acceptable by the Payee in its sole and absolute discretion together with interest as set forth in Section 1 of this Note at such times and in such amounts as set forth in Section 2 of this Note, at Payee's address designated above or at such other place as the Payee shall have notified the Company in writing at least five (5) days before such payment is due.

      This Note is one of a series of similar notes (collectively referred to as the "Notes") issued pursuant to a Purchase Agreement between the Company and Payee, dated as of January 31, 2000 (the "Agreement"), as amended on March 16, 2001 (the Amendment"), copies of which are available for inspection at the Company's principal office. This Note is entitled to the benefit of certain terms, conditions, covenants and agreements contained in the Agreement. Unless otherwise specifically provided herein to the contrary, capitalized terms used herein shall have the same meaning ascribed to such terms in the Agreement.

      1. Interest.

            A. If an Event of Default (as defined in the Agreement) shall have occurred and shall continue while this Note is outstanding, interest on the unpaid principal balance of this Note shall accrue at a rate equal to the maximum rate permitted by law (such rate is hereinafter referred to as the "Default Rate").

            B. In the event a registration statement covering any shares of the Company's Common Stock (as defined below) that may be issued as payment of the face amount due on this Note or on exercise of certain warrants issued on January 31, 2000 (collectively, the "Registerable Securities") is not effective on or before July 15, 2000, in accordance with the terms of a Registration Rights Agreement between the Company and the Payee, dated even date herewith, interest on the principal amount hereof shall accrue at the rate of 16% per annum from such date until the earlier of (x) the effective date of a registration statement covering the Registerable Securities or (y) the date on which the Registerable Securities are salable pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, during a period of not more than 90 days.

            C. Interest as aforesaid shall be calculated on the basis of actual number of days elapsed over a year of 360 days.

      2. Payment of Face Amount.

            A. The entire face amount of this Note shall be due and payable on the Maturity Date (as defined below).

            B. At the option of the Company, the face amount of this Note shall be payable either in cash or in shares of the Company's Common Stock. Par value $.001 per share (the "Common Stock"), valued at the average closing price per share of the Common Stock for the five trading days ending the day prior to the Maturity Date of the New Notes, provided that such shares of Common Stock have been registered pursuant to the Registration Rights Agreement between the Company and Payee, dated January 31, 2000.

            C. The Company shall pay to Payee 108% of the face amount of this
Note if there is a change in control of the Company prior to the Maturity Date. For the purposes of this provision, a "change in control of the Company" shall be deemed to occur if: (1) there shall be consummated (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have not less than 50% of the ownership of common stock of the surviving corporation immediately after the merger, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who, at the time of the execution of this Agreement, does not own 5% or more of the Company's outstanding Common Stock, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of the outstanding Common Stock other than pursuant to a plan or arrangement entered into by such person and the Company; or (4) during any period of two consecutive years commencing on the date hereof, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

      3. Maturity. This Note shall mature, and the entire unpaid face amount hereof shall be due in full on March 31, 2002 (the "Maturity Date").

      4. Security. This Note is a secured by raw material, work in process and finished goods inventories and certain proceeds thereof of the Company pursuant to a Security Agreement dated even date herewith.

      5. Priority. The payment of the entire face amount of this Note shall be senior in right of payment to all other indebtedness of the Company whether incurred prior or subsequent to the date hereof other than (i) any purchase money obligations incurred by the Company in connection with the purchase of property in the ordinary course of business, (ii) all payment obligations of the Company pursuant to any capitalized lease entered into by the Company, and (iii) all payables incurred by the Company in the ordinary course of its business.

      6. Events of Default and Remedies.

      A. Events of Default. Each of the following events is herein referred to as an Event of Default:

            (i) if any representation or warranty made herein, or in the Agreement, or in any report, certificate, financial statement or other instrument furnished in connection with this Note or the Agreement, shall be false, inaccurate or misleading in any material respect when made or when deemed made hereunder;

            (ii) any default in the payment of the face amount hereof when the same shall be due and payable, whether at the due date thereof or by acceleration or otherwise;

            (iii) any material default in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms hereof or the Agreement, and the continuance of such default unremedied for a period of twenty (20) days after written notice thereof to the Company setting forth in reasonable detail the circumstances of such Event of Default;

            (iv) if the Company shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its properties, (B) admit in writing its inability to pay its debts as they mature,
(C) make a general assignment for the benefit of creditors, (D) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (E) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him or it in any proceeding under any such law, or (vi) take or permit to be taken any action in furtherance of or for the purpose of effecting any of the foregoing;

            (v) if any order, judgment or decree shall be entered, without the application, approval or consent of the Company, by any court of competent jurisdiction, approving a petition seeking reorganization of the Company, or appointing a receiver, trustee, custodian or liquidator of any of the Company, or of all or any substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days;

            (vi) there shall be a default (taking into account lapse of notice, written notice to the Company or both) under any bond, debenture, note or other evidence of indebtedness for money borrowed or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether existing on the date hereof or created subsequent to the date hereof, which default relates to the obligation to pay the principal of or interest on any such indebtedness and the effect of such default is to cause such indebtedness to become due prior to its stated maturity; or

            (vii) if final judgment(s) for the payment of money in excess of $200,000 individually or $250,000 in the aggregate shall be rendered against the Company, and the same shall remain undischarged or unbonded for a period of thirty (30) consecutive days, during which execution shall not be effectively stayed.

      B. Remedies. Upon the occurrence of any Event of Default, and at all times thereafter during the continuance thereof: (i) this Note shall, at the option of the holder thereof, in accordance with Section 13.11 of the Agreement (except in the case of Sections 7(A)(iv) and (v) hereof, the occurrence of which shall automatically effect acceleration, regardless of any action or forbearance in respect of any prior or ongoing default or event of default which may be inconsistent with such automatic acceleration), become immediately due and payable, both as to principal, interest and premium, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Agreement to the contrary notwithstanding,
(ii) all outstanding obligations under this Note, and all other outstanding obligations on which the applicable interest rate is determined by reference to the interest rate under this Note, shall bear interest at the default rate of interest provided herein, (iii) the holder of this Note may file suit against the Company on the Note and/or seek specific performance or injunctive relief hereunder (whether or not a remedy exists at law or is adequate), (iv) the holder of this Note shall have the right, in accordance with this Note to exercise any and all remedies as such holder may determine in such holder's discretion (without any requirement of marshalling of assets, or other such requirement).

      7. Miscellaneous.

            A. Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the permitted successors and assigns of the Company and the Payee, respectively, whether so expressed or not. Any transferee or transferees of this Note, by their acceptance hereof, assume the obligations of the Payee in the Agreement with respect to the conditions and procedures for transfer of this Note.

            B. Notices. All notices, requests, consents and demands shall be given or made, and shall become effective, in accordance with the Agreement executed by the Payee and the Company.

            C. Construction. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York and any applicable laws of the United States of America, without giving effect to the conflicts or choice of law principles thereof.

            D. Enforceability. Maker acknowledges that this Note and Maker's obligations hereunder are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Note and the obligations of Maker evidenced hereby, unless otherwise expressly evidenced in a writing duly executed by the holder hereof.

            E. Payment. If the date for any payment due hereunder would otherwise fall on a day which is not a Business Day, such payment or expiration date shall be extended to the next following Business Day with interest payable at the applicable rate specified herein during such extension. "Business Day" shall mean any day other than a Saturday, Sunday, or any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law to close.

            F. Waiver and Set-off. Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by Payee of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. The Payee, in addition to any other right available to it under applicable law, shall have the right, at its option, to immediately set off against this Note any monies owed by the Payee in any capacity to Maker, whether or not due, upon the occurrence of any Event of Default, even though such charge is made or entered on the books of Payee subsequent to those events.

            G. Lost Documents. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and (i) in the case of loss, theft or destruction, of indemnity satisfactory to it and (ii) in the case of mutilation, of surrender for cancellation of such Note, and, in any case, upon reimbursement to the Company of all reasonable expenses incidental thereto, the Company will make and deliver in lieu of such Note a new Note of like tenor and principal amount and dated as of the original date of this Note.

      IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

                                               MILESTONE SCIENTIFIC INC.


                                               by: _____________________________
                                                   Leonard Osser, Chairman and
                                                      Chief Executive Officer